UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012

VRINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 15th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 309-7549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

(d) On December 31, 2012, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of Vringo, Inc. (the “Company”), the Board of Directors increased the size of the Board of Directors from seven to eight and appointed Mr. Ashley Keller as a member of the Board of Directors effective immediately to fill the newly created directorship and to hold office until his respective successor is duly elected and qualified. Mr. Keller will serve on the Audit and the Compensation Committees of the Board of Directors.

Mr. Keller will be entitled to receive the non-employee director compensation which other non-employee directors of the Company are entitled to receive, as disclosed in the Company’s most recent definitive proxy statement filed with the Securities and Exchange Commission.

There are no arrangements or understandings between Mr. Keller and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Keller has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release dated January 2, 2013 announcing Mr. Keller’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(e) Upon the recommendation of the Compensation Committee of the Board of Directors of the Company, on December 31, 2012, the Board of Directors approved the reimbursement of Chief Executive Officer Andrew D. Perlman for any net increase in tax amounts owed under Section 409A of the Internal Revenue Code of 1986, as amended, and associated fees, resulting from stock options granted by the Company.  Such reimbursement by the Company on a grossed-up tax basis shall not exceed $150,500.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
99.1	Press release announcing the appointment of Mr. Ashley Keller to the Board of Directors of Vringo, Inc., dated January 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VRINGO, INC.

Date: January 2, 2013	By:	/s/ Andrew D. Perlman
		Name:	Andrew D. Perlman
		Title:	Chief Executive Officer